UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 1, 2003

STEWART ENTERPRISES, INC.

(Exact name of registrant as specified in its charter)

LOUISIANA (State or other jurisdiction of incorporation)	1-15449 (Commission File Number)	72-0693290 (I.R.S. Employer Identification No.)

110 Veterans Memorial Boulevard
Metairie, Louisiana 70005
(Address of principal executive offices) (Zip Code)

(504) 837-5880
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Item 5. Other Events
SIGNATURE

Item 5. Other Events

     On April 1, 2003 the Company issued the following press release.

CONTACT:	Kenneth C. Budde	FOR IMMEDIATE RELEASE
Stewart Enterprises, Inc.
110 Veterans Memorial Boulevard
Metairie, Louisiana 70005
504/837-5880

STEWART ENTERPRISES ANNOUNCES DISCUSSIONS WITH LENDERS TO
REDEEM REMARKETABLE OR REDEEMABLE SECURITIES

METAIRIE, LA, April 1, 2003 . . . Stewart Enterprises, Inc. (Nasdaq NMS: STEI) announced today that it is discussing with the lenders in its credit facility the possibility of increasing its term loan B debt by an additional $50 million to enhance its liquidity as an alternative to the exclusive use of its revolver debt when it redeems its $99.9 million outstanding Remarketable Or Redeemable Securities (“ROARS”) in May of 2003. As part of those discussions, the Company is also requesting amendments to its loan covenants in order to provide greater financial flexibility.

Although the Company has availability under its $175 million revolving credit facility to fund the ROARS redemption and associated costs, it prefers to refinance the ROARS in part with the additional term loan B debt in order to diversify its funding sources and enhance its liquidity after the refinancing. With the additional term loan B debt, the amount available under the revolving credit facility would be approximately $70 million. The Company expects to pay the Calculation Amount, as described below, using cash on hand, which was approximately $30 million on March 31, 2003. Based on the Calculation Amount below and estimated refinancing fees, the Company does not expect net outstanding debt (total debt less cash and marketable securities) to increase by more than $15 million in connection with the refinancing and expects to continue the successful execution of its strategy to reduce debt to $500 million over the next year.

The Company believes that Banc of America Securities, the remarketing dealer, will exercise its option to remarket the ROARS on May 1, 2003. If that occurs, the Company expects to exercise its right to redeem the ROARS rather than allow them to be remarketed. If the Company redeems the ROARS, it must pay the remarketing dealer an amount equal to the contractually specified value of the remarketing right (the “Calculation Amount”), to be charged as additional interest expense in fiscal year 2003. The Calculation Amount will depend largely on the then applicable 10-year Treasury rate, which was 3.8 percent on March 31, 2003. If the 10-year Treasury rate is 3.8 percent on May 1, 2003, the calculation amount will be $13.5 million and the charge to earnings, net of the $1.5 million unamortized portion of the option premium paid to the Company at the time of issuance for the right to remarket the ROARS, would be $12.0 million ($7.8 million after tax, or $0.07 per share). The amendments the Company is requesting to its loan covenants would, among other things, permit payment of the Calculation Amount, relax certain financial ratio requirements and allow further flexibility with regard to limitations on acquisitions and the repurchase of Company stock.

Statements made herein that are not historical facts are forward-looking statements. The Company’s actual results could differ materially from those expressed in its forward-looking statements due to several important factors, including the following: the willingness of the Company’s lenders to lend it additional sums and to relax certain of its loan covenants; the economy, death rate, competition and consumer preferences in the Company’s markets; the Company’s ability to increase prices, retain market share, and meet preneed sales targets; financial market conditions, including stock and bond prices and interest rates; the Company’s success with its internal growth strategies, operating initiatives, and cash flow initiatives; the effects and timing of realization of tax benefits from asset sales; the effect of unanticipated legal proceedings and unanticipated outcomes of legal proceedings; and changes in accounting policies and practices adopted voluntarily or required to be adopted by generally accepted accounting principles. Such factors, and others, are more fully described in Part II, Item 5 of the Company’s Form 10-Q for the quarter ended January 31, 2003. The Company assumes no obligation to update information contained herein.

Founded in 1910, Stewart Enterprises is the third largest provider of products and services in the death care industry in the United States, currently owning and operating 301 funeral homes and 149 cemeteries. Through its subsidiaries, the Company provides a complete range of funeral merchandise and services, along with cemetery property, merchandise and services, both at the time of need and on a preneed basis. The Company’s funeral homes offer a wide range of services and products including funeral services, cremation, transportation services, removal and preparation of remains, caskets and flowers. Its cemetery operations sell cemetery property, merchandise and services. Cemetery property includes lots, lawn crypts, and family and community mausoleums. Cemetery merchandise includes vaults, monuments and markers. Cemetery services include burial site openings and closings and inscriptions.

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SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

STEWART ENTERPRISES, INC

April 1, 2003	/s/ Michael G. Hymel

Michael G. Hymel
Vice President
Chief Accounting Officer
Corporate Controller